As filed with the Securities and Exchange Commission on January 31, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

TSAKOS ENERGY NAVIGATION LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	Not Required
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

367 Syngrou Avenue
175 64 P. Faliro
Athens, Greece
011-30210-7710
(Address, including zip code, and telephone number,
including area code, of principal executive offices)

Tsakos Energy Navigation Limited
Stock Option Plan
(Full titles of the plans)

Emmanuel G. Pantelides
Marine Services Corporation
46 Trinity Place
New York, New York 10006
(212) 269-1426
(Name, address and telephone number,
including area code, of agent for service)

Copy of all communication to:
Stephen P. Farrell, Esq.
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
(212) 309-6000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (3)

Common Shares, par value $1.00 per share	69,000 21,000	$10.00(2) $12.00(2)	$690,000 $252,000	$63.48 $23.18

TOTAL	90,000			$86.66

(1)
Pursuant to Rule 416(a), the number of shares of Common Stock being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the provisions of the Stock Option Plan.

(2)
Calculated pursuant to Rule 457(h) for the purpose of calculating the registration fee, based upon the price at which outstanding options under the Tsakos Energy Navigation Limited Stock Option Plan may be exercised.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: Proposed maximum aggregate offering price per share multiplied by .000092.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Introductory Note to Part I of Form S-8.

Prospectus

TSAKOS ENERGY NAVIGATION LIMITED
367 Syngrou Avenue
175 64 P. Faliro
Athens, Greece
011-3010-7710

90,000 SHARES OF COMMON STOCK

•
These shares of common stock are being offered by the selling stockholders identified in this prospectus. We have issued or will issue the shares of our common stock to the selling stockholders under our Stock Option Plan.

•
The selling stockholders may offer their shares of common stock through public or private transactions, in the principal markets on which our common stock is traded at the time of sale or elsewhere, at prevailing market prices or at privately negotiated prices.

•
The selling stockholders may sell their shares of common stock directly or through brokers and dealers acting as principal or agent. In effecting the sales, the brokers or dealers may receive commissions or discounts from the selling stockholders. We will pay substantially all of the expenses incident to the registration of the shares, except for sales commissions and other seller’s compensation applicable to the sale of the shares.

•
The selling stockholders and any broker or dealers that participate with the selling stockholders in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Any commissions or discounts received by them and any profit on the sale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

•
Our common shares are traded on the New York Stock Exchange under the symbol “TNP.” On January 30, 2003, the last reported sale price of our common shares on the New York Stock Exchange was $14.85 per share. We urge you to obtain a current price quotation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 31, 2003.

i

Where You Can Find More Information

The registration statement on Form S-8, of which this Prospectus is a part, contains information about us and the shares of common stock offered by this prospectus. In addition, we file annual, quarterly and special reports and other information with the SEC. You may read and, for a set fee, copy the registration statement, including exhibits, and any of the other information that we file at the SEC public reference facility:

•	450 Fifth Street, N.W. Washington, DC 20549

Please call the SEC at 1-800-SEC-0330 for further information on those public reference facilities.

In addition, the SEC allows us to “incorporate by reference” the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock offered under this prospectus are sold:

•
The prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), dated March 5, 2002, respect to our Registration Statement on with from F-1 (Registration No. 333-82326).

•	Current Reports on Form 6-K, filed with the SEC on May 15, 2002, June 7, 2002, August 26, 2002 and December 24, 2002.

•
The description of our common stock and associated rights contained in our registration statement filed with the SEC under Section 12 of the Securities Exchange Act, including all amendments and reports filed with the SEC that update those descriptions.

You may request a copy of these filings, at no charge, by writing or telephoning us at the following address:

Tsakos Energy Navigation Limited
367 Syngrou Avenue
175 64 P. Faliro
Athens, Greece
Attention: Secretary
Telephone: 011-30210-7710

In making your investment decision, you should rely only on the information provided in this prospectus, any supplement, the registration statement, and any information incorporated by reference. We have not authorized anyone else to provide you with different information. In addition, you should not assume that the information in this prospectus or any other document is accurate as of any date other than the date on the front of those documents.

The Company

We own a fleet of modern tankers, providing world-wide marine transportation services for national, major and other independent oil companies and refiners under long, medium and short-term charters. We were incorporated as Maritime Investment Fund Limited in 1993 as an exempted company under Bermuda law. In 1993, we listed our common shares on the Oslo Børs under the symbol TEN. In 1996, we changed our name to MIF Limited. In July 2001, we changed our name to Tsakos Energy Navigation Limited in order to enhance our brand recognition in the tanker industry, particularly among charterers. As of March 2002, we are currently listed on the New York Stock Exchange under the symbol TNP. The address of our principal office is 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece, and our telephone number there is 011-30210-7710.

For additional information about the company, you should refer to the information contained in the documents incorporated by reference listed in the previous section, “Where You Can Find More Information.”

Proceeds

We will not receive any proceeds from the sale of common stock that may be sold pursuant to this prospectus for the respective accounts of the selling stockholders.

Selling Stockholders

The following table identifies our executive officers and directors, any of whom may use this prospectus to sell shares of our common stock which they have acquired or will acquire under our Stock Option Plan.

Name and Position with Company	Number of Shares Owned Prior to Sales Under This Prospectus (1)	Number of Shares Available for Sales Under this Prospectus	Percentage of Common Stock Owned Before Sales	Number of Shares Owned After Sales (2)	Percentage of Common Stock Owned After Sales (2) (3)
D. John Stavropoulos	56,272	12,000	*	44,272	*
Chairman of the Board of Directors

Nikolas Tsakos	15,000	15,000	*	0	0
President, Chief Executive Officer and Director

Michael Jolliffe	10,000	10,000	*	0	0
Deputy Chairman of the Board of Directors and Director

George Saroglou	12,000	12,000	*	0	0
Chief Operating Officer and Director

Name and Position with Company	Number of Shares Owned Prior to Sales Under This Prospectus (1)	Number of Shares Available for Sales Under this Prospectus	Percentage of Common Stock Owned Before Sales	Number of Shares Owned After Sales (2)	Percentage of Common Stock Owned After Sales (2) (3)

Paul Durham	8,000	8,000	*	0	0
Finance Director and Chief Accounting Officer

Emmanuel G. Pantelides	5,000	5,000	*	0	0
Secretary

Peter Nicholson	10,000	10,000	*	0	0
Director

Antonio Taragoni	10,000	10,000	*	0	0
Director

Paul Labrinakos	8,000	8,000	*	0	0
Marine Director

* Less than one percent.

(1)
Number of shares includes shares of common stock, options to purchase shares of common stock, owned directly or indirectly by the selling stockholders, including shares acquired under the Stock Option Plan.

(2)	Based upon the number to be owned if all of the shares of common stock available for sale under this prospectus were resold.

(3)	Percentage is based upon 17,064,523 shares of our common stock outstanding as of December 31, 2002.

Plan of Distribution

The shares of our common stock covered by this prospectus will be sold, if at all, by the individuals named above or transferees, donees, pledgees or others on their behalf, and not by us. The shares may be sold from time to time as follows:

•
on the New York Stock Exchange, on the Oslo Børs or on another securities exchange within or without the United States or in the over-the-counter market in the United States or elsewhere (any of which may involve crosses and block transactions);

•	to purchasers directly;

•	in ordinary brokerage transactions in which the broker solicits purchasers;

•
through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from a seller and/or the purchasers of the shares for whom they may act as agent;

•	through the writing of options on the shares;

•
through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

•	through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•
through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

•	through exchange distributions in accordance with the rules of the applicable exchange;

•	in any combination of one or more of these methods; or

•	in any other lawful manner.

These sales may be made at prices related to the then current market price or otherwise at prices and on terms then prevailing, or in privately negotiated transactions. In effecting sales, a broker or dealer engaged by an individual using this prospectus to sell common stock may arrange for other brokers or dealers to participate in the sale. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rules 144 or 701(g) or Regulation S under the Securities Act may be sold thereunder rather than by this prospectus.

In connection with distributions of the shares or otherwise, persons using this prospectus to sell common stock may enter into hedging transactions with broker-dealers. In connection with hedging a transaction, a broker-dealer may engage in short sales of shares registered hereunder in the course of hedging the positions it assumes with the seller. The seller may also sell shares short and deliver the shares to close out the short positions. The seller may also enter into an option or other transaction with a broker-dealer which requires the delivery to the broker-dealer of shares we have registered, which the broker-dealer may resell by this prospectus.

A seller may pay a broker-dealer or an agent compensation in the form of commissions, discounts or concessions. The broker-dealer and any other participating broker-dealer may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

We may be required to file a supplemented prospectus in connection with any activities involving a seller which may be deemed to be an “underwriting.” In that case, a supplement to this prospectus would contain (1) information as to whether an underwriter selected by a seller, or any other broker-dealer, is acting as principal or agent for the seller, (2) the compensation to be received by an underwriter selected by a seller or any broker-dealer, for acting as principal or agent for a seller and (3) the compensation to be received by any other broker-dealer, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions. Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such a broker-dealer.

We have advised the people identified in this prospectus as potential sellers of common stock that during any period when they may be engaged in a distribution of the shares offered by this prospectus, they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any seller, any affiliated purchaser and any broker-dealer or other individual who participates in such a distribution from bidding for or purchasing, or attempting to induce any individual to bid for or purchase any security, that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these factors may affect the marketability of our common stock.

The people identified in this prospectus as potential sellers of common stock offer to sell all, some or none of the shares covered by this prospectus; provided that the amount of securities of the Registrant sold using this prospectus by any selling shareholder may not exceed, during any three-month period, the amount specified in Rule 144(e). Because it is possible that a significant number of shares could be sold simultaneously by means of this prospectus, such sales, or the possibility thereof, may have an adverse effect on the market price of our common stock.

Disclosure of Commission Position on Indemnification for Securities Act Liability

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Validity of Common Stock

The validity of our common stock has been passed upon by Mello Jones & Martin, Bermuda.

Experts

The consolidated financial statements for the year ending December 31, 2001 have been examined by Arthur Andersen LLP. Those financial statements are incorporated by reference in this prospectus in reliance upon the reports of Arthur Andersen LLP which pertain to those financial statements and upon the authority of Arthur Andersen LLP as experts in accounting and auditing. After reasonable efforts, we have been unable to obtain the consent of Arthur Anderson LLP to the inclusion of its report in this registration statement. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this registration statement without the consent from Arthur Andersen LLP. Accordingly, Arthur Andersen LLP will not be liable under Section 11(a) of the Securities Act because it has not consented to being named as an expert in this registration statement. Audited financial statements that are included in documents filed with the SEC after the date of this prospectus will be incorporated by reference in this prospectus (to the extent the required consents are properly filed with the SEC) in reliance upon the reports relating to those audited financial statements made by the independent accountants acting as our auditors and upon the authority of those independent accountants as experts in accounting and auditing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Tsakos Energy Navigation Limited, a Bermuda company (the “Company”), with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:

(a)   The prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), dated March 5, 2002, respect to our Registration Statement on with from F-1 (Registration No. 333-82326).

(b)   Current Reports on Form 6-K, filed with the SEC on May 15, 2002, June 7, 2002, August 26, 2002 and December 24, 2002.

(c)  The description of the Company’s Common Shares registered under the Exchange Act contained in the Company’s registration statement filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our Bye-laws provide that our directors and officers and former directors and officers shall be indemnified to the fullest extent permitted by The Companies Act of Bermuda 1981, as amended from time to time, and provides for advances to any indemnified director or officer of expenses in connection with actual proceedings and clams arising out of their status as our director or officer. We also maintain a directors’ and officers’ liability insurance policy on behalf of our directors and officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following is a list of all exhibits filed as a part of this Registration Statement, or, as noted, incorporated by reference into this Registration Statement.

Exhibit Numbers	Exhibits
4.1	Form of Share Certificate (Filed as Exhibit 4.1 to Tsakos Energy Navigation Limited’s Registration Statement on Form F-1 (Registration no. 333-82326), and incorporated by reference thereto)
4.2	Stock Option Plan (Filed as Exhibit 10.1 to Tsakos Energy Navigation Limited’s Registration Statement on Form F-1 (Registration no. 333-82326), and incorporated by reference thereto)
5	Opinion of Mello Jones & Martin
23.1	Consent of Mello Jones & Martin (included in its opinion filed as Exhibit 5 to this Registration Statement)
24	Powers of Attorney (included on signature pages hereof)

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

                (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Tsakos Energy Navigation Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens on the 31st day of January, 2003.

TSAKOS ENERGY NAVIGATION LIMITED

By:	/S/ NIKOLAS P. TSAKOS

	Name:	Nikolas P. Tsakos
	Title:	President

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nikolas P. Tsakos with full power to act, as this person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments (including post-effective amendments), any subsequent Registration Statements pursuant to General Instruction E to Form S-8 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ D. JOHN STAVROPOULOS D. John Stavropoulos	Chairman of the Board of Directors	January 31, 2003

/S/ NIKOLAS P. TSAKOS Nikolas P. Tsakos	President, Chief Executive Officer, Director (Principal Executive Officer)	January 31, 2003

Signature	Title	Date

/S/ GEORGE V. SAROGLOU George V. Saroglou	Chief Operating Officer and Director	January 31, 2003

/S/ EMMANUEL G. PANTELIDES Emmanuel G. Pantelides	Secretary	January 31, 2003

/S/ PAUL DURHAM Paul Durham	Chief Accounting Officer (Principal Accounting Officer)	January 31, 2003

/S/ MICHAEL G. JOLLIFFE Michael G. Jolliffe	Deputy Chairman of the Board of Directors	January 31, 2003

	Director	January 31, 2003
Peter Nicholson

	Director	January 31, 2003
Antonio Taragoni

	Director	January 31, 2003
Torben Janholt

EXHIBIT INDEX

Exhibit	Description
4.1	Form of Share Certificate (Filed as Exhibit 4.1 to Tsakos Energy Navigation Limited’s Registration Statement on Form F-1 (Registration no. 333-82326), and incorporated by reference thereto)
4.2	Stock Option Plan (Filed as Exhibit 10.1 to Tsakos Energy Navigation Limited’s Registration Statement on Form F-1 (Registration no. 333-82326), and incorporated by reference thereto)
5	Opinion of Mello Jones & Martin
23.1	Consent of Mello Jones & Martin (included in its opinion filed as Exhibit 5 to this Registration Statement)
24	Powers of Attorney (included on signature pages hereof)